Exh. j(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 24, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of John Hancock Lifestyle Aggressive Portfolio, John Hancock Lifestyle Balanced Portfolio, John Hancock Lifestyle Conservative Portfolio, John Hancock Lifestyle Growth Portfolio, and John Hancock Lifestyle Moderate Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2011